EXHIBIT 23.5

[NSAI Letterhead]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to our firm in the Registration Statement on Form S-8 of Plains Exploration & Production Company to the references to our firm and to the use of its reserve reports as of January 1, 2001; December 31, 2001; January 1, 2002; January 1, 2003 and December 31, 2003, setting forth the interests of Plains Exploration & Production Company and its subsidiaries, and Arguello Inc., relating to the estimated quantities of such companies’ proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas

July 12, 2004